Exhibit 99.1

IEC Announces Strong Results for Fiscal 2007

Newark, NY - November 8, 2007 - IEC Electronics Corp. (IECE.OB) today announced its results for the fiscal fourth quarter and fiscal year, ending September 30, 2007.

For the Quarter, the Company reported net income of $296,000 or $0.03 per share on revenue of $9.6 million as compared with net income of $352,000 or $0.05 per share on revenue of $8.1 million for the same quarter a year ago. For the fiscal year IEC had net income of $875,000 or $.10 per share on sales of $40.9 million as compared with net income of $215,000 or $0.03 per share on revenue of $22.6 million for fiscal 2006.

W. Barry Gilbert Chairman and CEO stated, “The fourth quarter was negatively impacted by significant product design and test issues related to programs from two new customers, and by inefficiencies associated with the influx of recently hired employees. We estimate that the combined effect of these issues on the quarter’s results was approximately $1 million in sales and upwards of $300,000 in pretax earnings which we hope to recover during the current fiscal year. Continued progress has been made in integrating our new employees. We expect the impact of design and test issues on quarterly performance to lessen as we assimilate the new customers’ products and experience revenue growth.

The characteristics of our business continue to change and expand in areas we deem important for future growth. The military and industrial sectors, respectively, represent 36% and 33% of sales for fiscal 2007 compared with 23% and 25% of sales for fiscal 2006.

We are gratified at the substantial reduction of debt and the increase in our asset utilization. Our outlook remains positive. The new customers are at different stages of their development with us. Although it is not clear just how soon they will reach full production and hence the quarterly growth rates may not be uniform, nevertheless we expect our sales to increase by more than 20% and earnings to increase by as much as 70% from fiscal 2007. Our current plan calls for us to add four or five new customers this year in targeted sectors.

We continue to rebuild our infrastructure. This involves modernizing our manufacturing platform with an eye on creating solid, long-term customer relationships with corresponding returns for our shareholders. We recognize that achieving our strategy will not be without risks and unforeseen problems; however as I have said previously, the Company is moving in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

As a full service EMS provider, IEC is an AS9100 certified, ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC’s fourth quarter 2007 results can be found on its web site at
www.iec-electronics.com/documents/finance/Q42007pressrelease.pfd

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, and satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan
IEC Electronics Corp.
(315) 332-4262
 hkeenan@iec-electronics.com